Exhibit 99.1

Multi-Color Corporation Announces Record Core EPS at $0.81 for June Quarter

CINCINNATI, OHIO, August 11, 2014 – Multi-Color Corporation (NASDAQ: LABL) announces:

“June quarter represents the first quarter with full contributions from all FY14 acquisitions and with no significant one-off integration costs. Improved gross margins at 21% drove core operating income to 13% of revenues and core EBITDA to 18% of revenues for the quarter. We remain focused on increasing organic growth and continuing to improve execution in existing businesses this calendar year,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Fiscal 2015 highlights:

•	Net revenues increased 22% to $203.1 million from $166.8 million in the prior year. Acquisitions occurring after the beginning of fiscal 2014 account for 20% of the increase or $33.2 million. Organic revenues increased 3% in volume, offset by a 1% decrease due to the unfavorable impact of sales mix and pricing.

•	Gross profit increased $12.4 million or 41% compared to the prior year. Acquisitions occurring after the beginning of fiscal 2014 contributed $7.5 million to the increase. Gross margins increased to 21% of sales revenues primarily due to improved operating efficiencies in North America and South America and a strong contribution from acquisitions occurring after the beginning of fiscal 2014. Prior year gross margins at 18% were impacted by unusually high costs related to press transfers and installations and charges for inventory write-offs.

•	Selling, general and administrative (SG&A) expenses increased $2.4 million or 17% compared to the prior year. Acquisitions occurring after the beginning of fiscal 2014 contributed $2.4 million to the increase. Core SG&A, as a percent of sales, was 8% for both the current and prior periods.

•	Non-core items included in SG&A expenses in fiscal 2015 consisted of $0.2 million of acquisition expense. Non-core items included in SG&A expenses in fiscal 2014 consisted of $0.4 million of acquisition expense and $1.0 million of costs related to integration expense for the plant acquired from the Labelmakers Wine Division.

•	Operating income increased 62% to $26.1 million from $16.1 million in the prior year. Core operating income increased $8.8 million or 51% compared to the prior year primarily due to improved operating performance in North America and South America and recent acquisitions. Acquisitions occurring after the beginning of fiscal 2014 contributed $5.1 million to the increase. Non-core items related to acquisition and integration expenses.

•	Interest expense increased $0.6 million or 11% compared to the prior year. The increase is due primarily to an increase in debt borrowings to finance fiscal 2014 acquisitions.

•	The Company had $466.7 million of debt at June 30, 2014 compared to $400.9 million at June 30, 2013.

•	The effective tax rate decreased to 34% in fiscal 2015 to date from 37% in the prior year primarily due to the geographical mix of worldwide earnings. The Company expects its annual effective tax rate to be approximately 35% in fiscal 2015.

•	Diluted earnings per share (EPS) increased 100% to $0.80 per diluted share from $0.40 in the prior year. Excluding the impact of the non-core items noted below, core EPS increased 69% to $0.81 per diluted share from $0.48 per diluted share in the prior year.

•	Net income increased to $13.3 million from $6.7 million in the prior year. Core net income increased to $13.5 million from $7.9 million in the prior year, primarily due to acquisitions occurring after the beginning of fiscal 2014 and gross margin improvements.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for fiscal 2015 and 2014.

	Quarter Ended
	06/30/14	Diluted	06/30/13	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income and diluted EPS, as reported	$13,300	$0.80	$6,672	$0.40
Integration expense, net	—	—	632	0.04
Acquisition expense, net	191	0.01	315	0.02
Loss on currency repatriation, net	—	—	312	0.02

Core net income and diluted EPS, (Non-GAAP)	$13,491	$0.81	$7,931	$0.48

Refer to the tables in Exhibit B for a reconciliation of adjustments made to operating income, EBITDA, SG&A expenses and other expense, between reported GAAP and Non-GAAP results.

First Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on August 11, 2014 at 10:00 a.m. (ET) to discuss this news release. For domestic access to the conference call, please call 888-713-4214 (participant code 21937419) or for international access, please call 617-213-4866 (participant code 21937419) by 9:45 a.m. (ET). A replay of the conference call will be available at 2:00 p.m. (ET) on Monday, August 11, 2014 through 11:59 p.m. (ET) on Monday, August 18, 2014 by calling 888-286-8010 (participant code 30765238) or internationally, by calling 617-801-6888 (participant code 30765238). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at:

https://www.theconferencingservice.com/prereg/key.process?key=PJ9QYCAJU. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-

looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; the Company’s ability to remediate our material weaknesses in our internal control over financial reporting; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, including U.S. environmental regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs over 3,250 associates across 32 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Exhibit A

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data)

Unaudited

	Three Months Ended
	June 30, 2014	June 30, 2013
Net revenues	$203,139	$166,843
Cost of revenues	160,337	136,411

Gross profit	42,802	30,432
Gross margin	21%	18%
Selling, general and administrative expenses	16,704	14,333
Operating income	26,098	16,099
Interest expense	5,758	5,176
Other expense, net	136	386

Income before income taxes	20,204	10,537
Income tax expense	6,904	3,865

Net income	$13,300	$6,672

Basic earnings per share	$0.81	$0.41
Diluted earnings per share	$0.80	$0.40
Basic shares outstanding	16,427	16,278
Diluted shares outstanding	16,663	16,527

Multi-Color Corporation

Selected Balance Sheet Information

(in 000’s except per share data)

Unaudited

	June 30, 2014	March 31, 2014
Current Assets	$217,300	$213,424
Total Assets	$972,258	$964,466
Current Liabilities	$159,019	$156,431
Total Liabilities	$657,848	$666,719
Stockholders’ Equity	$314,410	$297,747
Total Debt	$466,729	$478,202

Exhibit B

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The Company’s non-GAAP financial measurements reported for the periods presented in this release are: core operating income, core EBITDA, core SG&A, core other expense, core net income, and core diluted earnings per share. These non-GAAP financial measurements are adjusted to exclude the following non-core items: plant consolidation expenses, acquisition-related expenses, and loss on currency repatriation. These non-GAAP financial measures provide investors with an understanding of the Company’s operating income, EBITDA, SG&A, other expense, net income, and diluted EPS adjusted to exclude the effect of the non-core items identified above. EBITDA is a non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these non-GAAP financial measures assist investors in making a consistent comparison of these measures for its three months ended June 30, 2014 compared to the results of the prior period. In addition, management uses these non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to operating income, EBITDA, SG&A expenses, and other expense, between reported GAAP and Non-GAAP results for the three months ended June 30, 2014 and 2013:

Core Operating Income and Core EBITDA:

	Three Months Ended
	06/30/14	06/30/13
	(in 000’s)	(in 000’s)
Operating income, as reported	$26,098	$16,099
Integration expense	—	999
Acquisition expense	231	382

Core operating income, (Non-GAAP)	$26,329	$17,480

Core operating income, as a % of net revenues (Non-GAAP)	13.0%	10.5%
Depreciation	$7,351	$6,903
Amortization	2,921	2,204

Core EBITDA, (Non-GAAP)	$36,601	26,587

% of net revenues	18.0%	15.9%

Core SG&A Expenses:

	Three Months Ended
	06/30/14	06/30/13
	(in 000’s)	(in 000’s)
SG&A expenses, as reported	$16,704	$14,333
Integration expense	—	(999)
Acquisition expense	(231)	(382)

Core SG&A expenses, (Non-GAAP)	$16,473	$12,952

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	8.1%	7.8%

Core Other Expense, Net:

	Three Months Ended
	06/30/14	06/30/13
	(in 000’s)	(in 000’s)
Other expense, net, as reported	$136	$386
Loss on currency repatriation, net	—	(312)

Core other expense, net (Non-GAAP)	$136	$74

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311